As filed with the Securities and Exchange Commission on December 15, 2003

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under
The Securities Act of 1933

Wipro Limited

(Exact name of Registrant as specified in its charter)

Karnataka, Republic of India	7371	98-015-4401
(State of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Doddakannelli
Sarjapur Road
Bangalore, Karnataka 560035, India
(Address, including zip code, of Registrant’s principal executive offices)

2000 ADS OPTION PLAN
(Full title of the plans)

CT Corporation System
818 West 7th Street
Los Angeles, California 90017
(213) 627-8252
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Raj S. Judge, Esq.
Wilson Sonsini Goodrich & Rosati,
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Securities to	to be	Price	Offering	Registration
be Registered	Registered (1)	Per Share (2), (3)	Price	Fee

Equity Shares, par value Rs.2 per share, each represented by one American Depository Share to be issued under the 2000 ADS Option Plan	1,500,000 shares	$43.52	$65,285,725	$5,281.62

(1)  American Depositary Shares, each representing one Equity Share, issuable upon deposit of Equity Shares, have been registered on a separate Registration Statement on Form F-6 (File No. 333-12584), originally filed with the Securities and Exchange Commission on September 21, 2000, as amended.

(2)  Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee, based on the weighted average exercise price of the outstanding options as of December 12, 2003.

(3)  Estimated for options available for grant as of December 12, in accordance with Rule 457(h) solely for the purpose of calculating the registration fee, based on the average of the high and low prices per share of the American Depositary Shares representing the Equity Shares as reported on the New York Stock Exchange on December 12, 2003.

Wipro Limited
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     There following documents previously filed by Wipro Limited (the “Registrant”) with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(1)	The Company’s Registration Statement on Form F-1 (File No. 333-46278) as amended (the “Registration Statement”), filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s initial public offering of its American Depositary Shares, each representing one Equity Share.

(2)	The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on September 9, 2000 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(3)	The Registrant’s latest Annual Report on Form 20-F filed under the Exchange Act on June 9, 2003, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(4)	The Company’s Report of Foreign Issuer on Form 6-K for the quarter ended December 31, 2002 filed on February 12, 2003 pursuant to the Exchange Act.

(5)	The Company’s Report of Foreign Issuer on Form 6-K for the quarter ended March 31, 2003 filed on April 24, 2003 pursuant to the Exchange Act.

(7)	The Company’s Report of Foreign Issuer on Form 6-K for the year ended March 31, 2003 filed on June 24, 2003 pursuant to the Exchange Act.

(8)	The Company’s Report of Foreign Issuer on Form 6-K for the quarter ended June 30, 2003 filed on July 24, 2003 pursuant to the Exchange Act.

(9)	The Company’s Report of Foreign Issuer on Form 6-K for the quarter ended June 30, 2003 filed on August 14, 2003 pursuant to the Exchange Act.

(10)	The Company’s Report of Foreign Issuer on Form 6-K for the quarter ended September 30, 2003 filed on October 23, 2003 pursuant to the Exchange Act.

(11)	The Company’s Report of Foreign Issuer on Form 6-K for the quarter ended September 30, 2003 filed on November 12, 2003 pursuant to the Exchange Act.

     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

     The documents incorporated by reference herein contain or will contain forward-looking statements that involve risks and uncertainties. The Registrant’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     We have entered into agreements to indemnify our directors and officers for claims brought under U.S. laws to the fullest extent permitted by applicable law, including claims and liabilities brought under the Securities Act. These agreements, among other things, indemnify our directors and officers for certain expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Wipro Limited, arising out of such person’s services as our director or officer.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number

4.1	Form of Deposit Agreement (including as an exhibit, the form of American Depository Receipt).*

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to legality of securities being registered.

10.4	2000 ADS Option Plan Purchase Plan and form of agreement thereunder.*

23.1	Consent of KPMG, independent auditors.

23.3	Consent of Counsel (Included in Exhibit 5.1).

24.1	Power of Attorney (See page 5).

*	Documents incorporated by reference from the Registrant’s Registration Statement on Form F-1, as amended (File No. 333-46278), originally filed with the Securities and Exchange Commission on September 21, 2000.

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Bangalore, Karnataka, Republic of India, on December 15, 2003.

Wipro Limited

By:	/s/ Azim H. Premji

Azim H. Premji
Chairman of the Board

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Azim H. Premji as his true and lawful attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Azim H. Premji Azim H. Premji	Chairman of the Board of Directors and Director (Principal Executive Officer)	December 15, 2003

/s/ Vivek Paul Vivek Paul	Vice Chairman of the Board of Directors and Executive Officer	December 15, 2003

/s/ Suresh C. Senapaty Suresh C. Senapaty	Executive Vice President, Finance (Principal Financial Officer)	December 15, 2003

/s/ Dr. Ashok Ganguly Dr. Ashok Ganguly	Director	December 15, 2003

/s/ B.C. Prabhakar B.C. Prabhakar	Director	December 15, 2003

/s/ Dr. Jagdish N. Sheth Dr. Jagdish N. Sheth	Director	December 15, 2003

/s/ Narayanan Vaghul Narayanan Vaghul	Director	December 15, 2003

/s/ Eisuke Sakakibara Eisuke Sakakibara	Director	December 15, 2003

Signature	Title	Date

/s/ P.M. Sinha P.M. Sinha	Director	December 15, 2003

Wipro Limited

INDEX TO EXHIBITS

Exhibit
Number

4.1	Form of Deposit Agreement (including as an exhibit, the form of American Depository Receipt).*

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to legality of securities being registered.

10.4	2000 ADS Option Plan and form of agreement thereunder.*

23.1	Consent of KPMG, independent auditors.

23.3	Consent of Counsel (Included in Exhibit 5.1).

24.1	Power of Attorney (See page 5).

*	Documents incorporated by reference from the Registrant’s Registration Statement on Form F-1, as amended (File No. 333-46278), originally filed with the Securities and Exchange Commission on September 21, 2000.